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                                                                    Exhibit 99.1

                                 PRESS RELEASE

                         ADVANCED LIGHTING TECHNOLOGIES
                     ANNOUNCES PLANS FOR MICROSUN SPIN-OFF

CLEVELAND, OHIO, MAY 5, 1998... Today, Advanced Lighting Technologies, Inc. (Nasdaq/NM: ADLT) announced its plans to execute a spin-off of its Microsun Technologies subsidiary to ADLT's shareholders. ADLT would retain no ownership interest in Microsun.

Microsun will need an injection of $35 to $45 million of cash in order to properly finance its future growth plans. Microsun expects to use these proceeds for its direct marketing programs, new product development, working capital, capital expenditures, and general corporate purposes.

In connection with the transaction, ADLT will enter into a supply arrangement with Microsun. This arrangement will ensure Microsun's access to the metal halide lamps, power supplies, and optical controls that are the primary components inside every MICROSUN(TM) lighting system.

This transaction is subject to a number of certain conditions, including finalizing the method of capital injection and receipt of a letter ruling from the Internal Revenue Service as to the tax nature of the transaction. The transaction is expected to close in ADLT's fiscal year 1999.

Wayne R. Hellman, ADLT's Chairman and CEO, stated, "The spin-off of Microsun Technologies will be a win-win situation for all parties involved. Clearly, our shareholders will benefit from maintaining the same proportional ownership interest in the huge upside we see in the Microsun franchise. There are a number of other important benefits."

"Both companies will be free to execute their respective growth plans. Microsun's consumer orientation requires a marketing approach much different from that which ADLT is accustomed to in its commercial, industrial, and outdoor lighting markets. ADLT has plenty of growth opportunities in its core markets, and it is much wiser to remain focused on those markets than to pursue an opportunity, however attractive, in a business that clearly demands different competencies."

"The Microsun management team, headed by CEO John McEllen, will receive the proper incentives, including ownership in a separate public company, and the resources to fully-exploit an immediate growth opportunity and to focus on the task at hand--introducing metal halide technology to the worldwide residential market. McEllen has 25 years of experience in lighting at General Electric and Philips and in consumer direct marketing at Vax Appliances."

"After scrutinizing several alternative structures, I am confident that this spin-off will substantially improve the prospects and the performance of ADLT and Microsun. We look forward to creating a new publicly-held company that, like ADLT, is committed to advancing metal halide lighting and maximizing shareholder value."

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including the timely development and market acceptance of new products, the impact of competitive products and pricing, and other risks detailed from time-to-time in the Company's EDGAR filings with the
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Securities and Exchange Commission. In particular, see "Risk Factors" in the
Company's Form 10-K for the fiscal year ended June 30, 1997. The Company's actual results could differ materially from those anticipated in these forward-looking statements.

Advanced Lighting Technologies, Inc. is an innovation-driven designer, manufacturer, and marketer of metal halide lighting products, including materials, system components, systems, and production equipment with operations and affiliates in North America, Europe, the Pacific Rim, and Australia.


CONTACT:       Rick Barone - Director of Investor Relations
               Advanced Lighting Technologies, Inc.
               (440) 836-7111